Exhibit 10.1

STOCK PURCHASE AGREEMENT

 AMONG

WPCS INTERNATIONAL INCORPORATED

GOMES AND GOMES, INC. dba EMPIRE ELECTRIC

AND

HAROLD L. GOMES

AND

JUDY L. GOMES

Dated November 1, 2007

i

4.25	Product Warranties and Product Liabilities	16
4.26	Assets	17
4.27	Absence of Certain Commercial Practices	17
4.28	Licenses, Permits, Consents and Approvals	17
4.29	Environmental Matters	17
4.30	Broker	18
4.31	Related Party Transactions	18
4.32	Patriot Act	18
4.33	Investment Intent	19
4.34	Investment Experience; Suitability	19
4.35	Accreditation	19
4.36	Disclosure	20

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER
5.1	Organization and Good Standing	20
5.2	Authority	20
5.3	Conflicts; Consents of Third Parties	20
5.4	Litigation……	21
5.5	Investment Intention	21
5.6	Broker	21
5.7	Patriot Act	21
5.8	Due Authorization of Purchaser Common Stock	21

ARTICLE VI COVENANTS
6.1	Access to Information	22
6.2	Conduct of the Business Pending the Closing	22
6.3	Consents	24
6.4	Other Actions	24
6.5	No Solicitation……	25
6.6	Preservation of Records	25
6.7	Publicity	25
6.8	Use of Name	25
6.9	Employment Agreements	26
6.10	Board of Directors	26
6.11	Outstanding Notes	26
6.12	Financial Statements	26
6.13	Tax Election	26
6.14	Tax Matters	27
6.15	Non-Competition	28
6.16	Registration of Shares of Purchaser Common Stock	29
6.17	Employee Matters	29

ARTICLE VII CONDITIONS TO CLOSING
7.1	Conditions Precedent to Obligations of Purchaser	29
7.2	Conditions Precedent to Obligations of the Sellers	30

ARTICLE VIII DOCUMENTS TO BE DELIVERED
8.1	Documents to be Delivered by the Sellers	31
8.2	Documents to be Delivered by the Purchaser	32

ARTICLE IX INDEMNIFICATION
9.1	Indemnification	32
9.2	Limitations on Indemnification for Breaches of Representations and Warranties	33
9.3	Indemnification Procedures	34
9.4	Tax Treatment of Indemnity Payments	36

ARTICLE X MISCELLANEOUS
10.1	Payment of Sales, Use or Similar Taxes	34
10.2	Survival of Representations and Warranties	35
10.3	Expenses	35
10.4	Specific Performance	35
10.5	Further Assurances	35
10.6	Submission to Jurisdiction; Consent to Service of Process	35
10.7	Entire Agreement; Amendments and Waivers	36
10.8	Governing Law	36
10.9	Table of Contents and Headings	36
10.10	Notices	36
10.11	Severability	37
10.12	Binding Effect; Assignment	37

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made as of November 1, 2007 (the “Agreement”), among WPCS International Incorporated, a corporation existing under the laws of Delaware (the “Purchaser”), Gomes and Gomes, Inc. dba Empire Electric, a California corporation (the “Company”), and the shareholders of the Company listed on the signature pages hereof (collectively the “Sellers”).

W I T N E S S E T H:

WHEREAS, the Sellers own an aggregate of 10,000 shares of common stock, no par value (the “Shares”), of the Company, which Shares constitute all of the issued and outstanding shares of capital stock of the Company; and

WHEREAS, the Sellers desire to sell to Purchaser, and the Purchaser desires to purchase from the Sellers, the Shares for the purchase price and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I
SALE AND PURCHASE OF SHARES

1.1  Sale and Purchase of Shares.

Upon the terms and subject to the conditions contained herein, on the Closing Date each Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from each Seller, all Shares of the Company owned by such Seller set forth opposite such Seller's name on Annex A attached hereto.

ARTICLE II

PURCHASE PRICE AND PAYMENT

2.1  Amount of Purchase Price.

The purchase price for the Shares shall be an amount equal to  Three Million dollars ($3,000,000) (the “Purchase Price”), subject to adjustment as set forth herein.

2.2  Payment of Purchase Price.

On the Closing Date, the Purchaser shall pay Two Million dollars ($2,000,000) of the Purchase Price to the Sellers (the “Closing Payment”), which shall be paid by wire transfer of immediately available funds into an account designated by the Sellers.

An additional $1,000,000 (the “Second  Payment”) will be payable to the Sellers in the event the Company’s earnings before interest and taxes (“EBIT”) for the year ending October 31, 2007, shall equal or exceed $850,000 (the “Target EBIT”).  Determination of the Company’s EBIT for the Target EBIT shall be made by the independent accounting firm regularly engaged by the Purchaser (the “Auditor”), and shall be completed within 90 days after the end of such twelve month period.  For the purposes of the calculation of the Target EBIT, non-recurring income and expenses shall be excluded, including the preparation of financial statements required under this Agreement. The Sellers shall have a period of thirty (30) days to review the Company’s EBIT.  In the event the Sellers and the Purchaser are unable to agree upon the EBIT after good faith negotiations for a period of 30 days, the Sellers and the Purchaser shall submit such dispute for resolution to an independent accounting firm mutually appointed by the Sellers and the Purchaser (the “Independent Accounting Firm”), which shall determine and report to the parties and such report shall be final, binding and conclusive on the parties hereto.  If the Independent Accounting Firm determines that the EBIT is more than five percent (5%) above the EBIT determined by the Purchaser, then the party whose EBIT calculation is furthest from that of the Independent Accounting Firm shall pay the legal fees and expenses of the other party.  If the arbitrator determines that the EBIT is equal to or less than five percent (5%) above the EBIT determined by the Purchaser, then the Sellers shall pay the legal fees and expenses of the Purchaser.  The parties shall cooperate with one another and provide reasonable access of all pertinent books and records to the other party.  To the extent the actual EBIT for the year ended October 31, 2007 shall be less than the Target EBIT, the Second Payment shall be prorated by the percent of shortfall from the Target EBIT.  At the option of the Purchaser, any amounts due to be paid for the Second Payment may be paid in cash or shares of Common Stock valued at the closing price of the Common Stock as reported by the NASDAQ Stock Market on the date prior to date on which the amount of the payment is determined (“Purchaser Shares”).  The Second Payment shall be paid within ten days after receipt, review and acceptance of the financial statements of the Company for such period.

2.3  Net Tangible Asset Value Adjustment.

(a) Within 90 days after the Closing Date, the Sellers shall cause to be prepared and delivered to Purchaser a calculation of the Company’s net tangible asset value as of the Closing Date.  Net tangible asset value is defined as total assets minus total liabilities minus intangible assets (“NTAV”). The Purchaser shall have a period of 20 days to review the NTAV calculation.  In the event the Sellers and the Purchaser are unable to agree upon the NTAV after good faith negotiations for a period of 20 days, the Sellers and the Purchaser shall submit such dispute for resolution to an Independent Accounting Firm, which shall determine and report to the parties and such report shall be final, binding and conclusive on the parties hereto.  If the Independent Accounting Firm determines that the NTAV is more than five percent (5%) below the NTAV determined by the Sellers, then the party whose NTAV calculation is furthest from that of the Independent Accounting Firm shall pay the legal fees and expenses of the other party.  If the Independent Accounting Firm determines that the NTAV is equal to or less than five percent (5%) above the NTAV determined by the Purchaser, then the Sellers shall pay the legal fees and expenses of the Purchaser.  The parties shall cooperate with one another and provide reasonable access of all pertinent books and records to the other party.  In the event the NTAV as of the Closing Date shall be less than $1,100,000, the Closing Payment and the Purchase Price shall be reduced by the amount of the shortfall.  In the event the NTAV as of the Closing Date shall be greater than $1,100,000, the Closing Payment and the Purchase Price shall be increased by the amount of the excess, which amount shall be paid in cash to the Sellers.

 (b) In order to satisfy any amounts which the Sellers may be required to deliver to the Purchaser as a result of a deficiency in the NTAV or any indemnification claims, $175,000 shall be deposited into an escrow account until the NTAV as of the Closing Date shall be determined and any deficiency in the NTAV shall have been paid from the escrow account to the Purchaser (the “Escrowed Funds”).  The Escrowed Funds shall be held for the benefit of the Sellers in accordance with their pro rata ownership of the Shares as set forth on Schedule 1.1.  The Escrowed Funds shall be held in accordance with the terms and conditions set forth in the escrow agreement attached hereto as Exhibit 2.3 (the “Escrow Agreement”).

ARTICLE III
CLOSING AND TERMINATION

3.1  Closing Date.

Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Shares provided for in Section 1.1 hereof (the "Closing") shall take place at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, NY 10006 (or at such other place as the parties may designate in writing) on such date as the Sellers and the Purchaser may designate.  The Closing may also take place through the delivery of documents in electronic of telefaxed format or through courier delivery of actual signatures to counsel for the parties.

3.2  Termination of Agreement.

This Agreement may be terminated prior to the Closing as follows:

(a)  At the election of the Sellers or the Purchaser on or after November 15, 2007, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default of any of its obligations hereunder;

(b)  by mutual written consent of the Sellers' and the Purchaser; or

(c)  by the Sellers or the Purchaser if there shall be in effect a final nonappealable order of a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

3.3  Procedure Upon Termination.

In the event of termination and abandonment by the Purchaser or the Sellers, or both, pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by the Purchaser or the Sellers.  If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

3.4  Effect of Termination.

In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, the Company or any Seller; provided, further, however, that nothing in this Section 3.4 shall relieve the Purchaser or any Seller of any liability for a breach of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby jointly and severally represent and warrant to the Purchaser that:

4.1.           Organization and Good Standing of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above. Except as otherwise provided herein, the Company is not required to be qualified to transact business in any other jurisdiction where the failure to so qualify would have a material adverse effect on the business or operations of the Company (“Material Adverse Effect”).

4.2.           Authority.

(a)           The Company has full power and authority (corporate and otherwise) to carry on its business and has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets, except where the failure to have such permits and licenses would not have a Material Adverse Effect.

(b)           The execution of this Agreement and the delivery hereof to the Purchaser and the sale contemplated herein have been, or will be prior to Closing, duly authorized by the Company’s Board of Directors and by the Company’s stockholders having full power and authority to authorize such actions.

(c)           Subject to any consents required under Section 4.7 below, the Sellers and the Company have the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of Sellers and the Company and constitutes a valid and binding obligation of each Seller and the Company enforceable in accordance with its terms.

(d)           Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which the Company or any Seller is a party or by which it or any of them is bound, any charter, regulation, or bylaw provision of the Company, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on the Company or any Seller in any way, except where such would not have a Material Adverse Effect.

4.3.           Shares.

(a)           The Company’s authorized capital stock consists of 25,000 shares of Common Stock, no par value, of which 10,000 shares have been issued to Sellers and constitute the Shares as defined above.  All of the Shares are duly authorized, validly issued, fully paid and non-assessable.

(b)           The Sellers are the lawful record and beneficial owners of all the Shares, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind, except as set forth in Schedule 4.3, and have, or will have on the Closing Date, the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein.

(c)           There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which any Seller or the Company are or may become obligated to issue, assign or transfer any shares of capital stock of the Company except as set forth in Schedule 4.3.  Upon the delivery to Purchaser on the Closing Date of the certificate(s) representing the Shares, Purchaser will have good, legal, valid, marketable and indefeasible title to all the then issued and outstanding shares of capital stock of the Company, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

4.4.           Basic Corporate Records.  The copies of the Articles of Incorporation of the Company (certified by the Secretary of State or other authorized official of the jurisdiction of incorporation), and the Bylaws of the Company, as the case may be (certified as of the date of this Agreement as true, correct and complete by the Company’s secretary or assistant secretary), all of which have been delivered to the Purchaser, are true, correct and complete as of the date of this Agreement.

4.5.           Minute Books.  The minute books of the Company, which shall be exhibited to the Purchaser between the date hereof and the Closing Date, each contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the shareholders, Boards of Directors and committees of such Boards of Directors of the Company, if any, except where such would not have a Material Adverse Effect and, on the Closing Date, will, to the best of Sellers’ knowledge, contain true, correct and complete minutes and records of any meetings, proceedings and other actions of the shareholders, respective Boards of Directors and committees of such Boards of Directors of each such corporation.

4.6.           Subsidiaries and Affiliates.  Any and all businesses, entities, enterprises and organizations in which the Company has any ownership, voting or profit and loss sharing percentage interest (the “Subsidiaries”) are identified in Schedule 4.6 hereto, together with the Company’s interest therein.  Unless the context requires otherwise or specifically designated to the contrary on Schedule 4.6 hereto, “Company” as used in this Agreement shall include all such Subsidiaries.  Except as set forth in Schedule 4.6 or 4.31, (i) the Company has made no advances to, or investments in, nor owns beneficially or of record, any securities of or other interest in, any business, entity, enterprise or organization, (ii) there are no arrangements through which the Company has acquired from, or provided to, any of the Sellers or their affiliates any goods, properties or services, (iii) there are no rights, privileges or advantages now enjoyed by the Company as a result of the ownership of the Company by the Sellers which, to the knowledge of the Sellers or the Company, might be lost as a result of the consummation of the transactions contemplated by this Agreement.  Each entity shown on Schedule 4.6 is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power to own all of its property and to carry on its business as it is now being conducted.  Also set forth on Schedule 4.6 is a list of jurisdictions in which each Subsidiary is qualified as a foreign corporation.  Such jurisdictions are the only jurisdictions in which the ownership or leasing of property by each Subsidiary or the conduct of its business requires it to be so qualified.  All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and, except as set forth on Schedule 4.6, are owned, of record and beneficially, by the Company, and on the Closing Date will be owned by the Company, free and clear of all liens, encumbrances, equities, options or claims whatsoever.  No Subsidiary has outstanding any other equity securities or securities options, warrants or rights of any kind that are convertible into equity securities of such Subsidiary, except as set forth on Schedule 4.6.

4.7.           Consents.  Except as set forth in Schedule 4.7, no consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are (i) required for the lawful consummation of the transactions contemplated hereby, or (ii) necessary in order that the business currently conducted by the Company can be conducted by the Purchaser in the same manner after the Closing as heretofore conducted by the Company, nor will the consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of the Company, except where the failure of any of the foregoing would not have a Material Adverse Effect.

4.8.           Financial Statements.  The Sellers have delivered, or will deliver prior to Closing, to the Purchaser copies of the following financial statements (which include all notes and schedules attached thereto), all of which are true, complete and correct, have been prepared from the books and records of the Company in accordance with generally accepted accounting principles (“GAAP”) consistently applied with past practice and fairly present the financial condition, assets, liabilities and results of operations of the Company as of the dates thereof and for the periods covered thereby:

the reviewed balance sheet of the Company at October 31, 2006 and 2005, and the related statements of operations, and of cash flows of the Company for the period then ended and (ii) the unaudited balance sheet of the Company as of August 31, 2007 and the related compiled statement of operations of the Company for the ten month period then ended (such statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements.”)

In such Financial Statements, the statements of operations do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as set forth in Schedule 4.8, and the financial statements for the interim periods indicated include all adjustments, which consist of only normal recurring accruals, necessary for such fair presentation.  There are no facts known to any of the Sellers or the Company that, under generally accepted accounting principles consistently applied, would alter the information contained in the foregoing Financial Statements in any material way.

The final closing Balance Sheet will be complete and correct in all material respects determined in accordance with GAAP.

For the purposes hereof, the balance sheet of the Company as of August 31, 2007 is referred to as the “Balance Sheet” and August 31, 2007 is referred to as the “Balance Sheet Date”.

4.9.           Records and Books of Account.  The records and books of account of the Company reflect all material items of income and expense and all material assets, liabilities and accruals, have been, and to the Closing Date will be, regularly kept and maintained in conformity with GAAP applied on a consistent basis with preceding years.

4.10.                      Absence of Undisclosed Liabilities.  Except as and to the extent reflected or reserved against in the Company’s Financial Statements or disclosed in Schedule 4.10, there are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, fixed, absolute, contingent, determined or determinable, and including without limitation (i) liabilities to former, retired or active employees of the Company under any pension, health and welfare benefit plan, vacation plan or other plan of the Company, (ii) tax liabilities incurred in respect of or measured by income for any period prior to the close of business on the Balance Sheet Date, or arising out of transactions entered into, or any state of facts existing, on or prior to said date, and (iii) contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty, and there is no condition, situation or circumstance existing or which has existed that could reasonably be expected to result in any liability of the Company which is of a nature that would be required to be disclosed on its Financial Statements in accordance with GAAP, other than liabilities and contingent liabilities incurred in the ordinary course of business since the Balance Sheet Date consistent with the Company’s recent customary business practice, none of which is materially adverse to the Company.

4.11           Taxes.

(a)           For purposes of this Agreement, “Tax” or “Taxes” refers to:  (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and escheatment payments, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)           (i)           The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by the Company with any Tax authority effective through the Closing Date.  All such Returns are true, correct and complete in all respects, except for immaterial amounts where such would not have a Material Adverse Effect.  The Company has paid all Taxes shown to be due on such Returns.  Except as listed on Schedule 4.11 hereto, the Company is not currently the beneficiary of any extensions of time within which to file any Returns. The Sellers and the Company have furnished and made available to the Purchaser complete and accurate copies of all income and other Tax Returns and any amendments thereto filed by the Company in the last three (3) years.

(ii)  The Company, as of the Closing Date, will have withheld and accrued or paid to the proper authority all Taxes required to have been withheld and accrued or paid, except for immaterial amounts where such would not have a Material Adverse Effect.

(iii)  The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding or assessed against the Company.  The Company has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)  There is no dispute, claim, or proposed adjustment concerning any Tax liability of the Company either (A) claimed or raised by any Tax authority in writing or (B)  based upon personal contact with any agent of such Tax authority, and there is no claim for assessment, deficiency, or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority against the Company which has not been satisfied.  The Company is not a party to nor has it been notified in writing that it is the subject of any pending, proposed, or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority, nor does the Company have any reason to believe that any such notice will be received in the future. Except as set forth on Schedule 4.11, neither the Internal Revenue Service nor any state or local taxation authority has ever audited any income tax return of the Company.  The Company has not filed any requests for rulings with the Internal Revenue Service.  Except as provided to the Company’s accountants, no power of attorney has been granted by the Company or its Affiliates with respect to any matter relating to Taxes of the Company.  There are no Tax liens of any kind upon any property or assets of the Company, except for inchoate liens for Taxes not yet due and payable.

(v)  Except for immaterial amounts which would not have a Material Adverse Effect, the Company has no liability for any unpaid Taxes which has not been paid or accrued for or reserved on the Financial Statements in accordance with GAAP, whether asserted or unasserted, contingent or otherwise.

(vi)  There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(vii)  The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

(viii)  The Company is not a party to, nor has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

(ix)  None of the Company’s assets are tax exempt use property within the meaning of Section 168(h) of the Code.

(x)  .

4.12.                      Accounts Receivable.  The accounts receivable of the Company shown on the Balance Sheet Date, and those to be shown in the Financial Statements, are, and will be, actual bona fide receivables from transactions in the ordinary course of business representing valid and binding obligations of others for the total dollar amount shown thereon, and as of the Balance Sheet Date were not (and presently are not) subject to any recoupments, set-offs, or counterclaims. To the best of Sellers’ knowledge, except as set forth on Schedule 4.12, all such accounts receivable are, and will be collectible in amounts not less than the amounts (net of reserves) carried on the books of the Company, including the  Financial Statements, and will be paid in accordance with their terms.  Except as listed on Schedule 4.12 hereto, all such accounts receivable are and will be actual bona fide receivables from transactions in the ordinary course of business.

4.13.                      Inventory.  The inventories of the Company are located at the locations listed on Schedule 4.13 attached hereto. Except as disclosed in Schedule 4.8, the inventories of the Company shown on its Balance Sheet (net of reserves) are carried at values which reflect the normal inventory valuation policy of the Company of stating the items of inventory at average cost in accordance with generally accepted accounting principles consistently applied.  Inventory acquired since the Balance Sheet Date has been acquired in the ordinary course of business and valued as set forth above.  The Company will maintain the inventory in the normal and ordinary course of business from the date hereof through the Closing Date.

4.14.                      Machinery and Equipment.  Except for items disposed of in the ordinary course of business, all machinery, tools, furniture, fixtures, equipment, vehicles, leasehold improvements and all other tangible personal property (hereinafter “Fixed Assets”) of the Company currently being used in the conduct of its business (the “Business”), or included in determining the net book value of the Company on the Balance Sheet Date, together with any machinery or equipment that is leased or operated by the Company, are in fully serviceable working condition and repair.  Said Fixed Assets shall be maintained in such condition from the date hereof through the Closing Date.  Except as described on Schedule 4.14 hereto, all Fixed Assets owned, used or held by the Company are situated at its business premises and are currently used in its Business.  Schedule 4.14 describes all Fixed Assets owned by or an interest in which is claimed by any other person (whether a customer, supplier or other person) for which the Company is responsible (copies of all agreements relating thereto being attached to said Schedule 4.14), and all such property is in the Company’s actual possession and is in such condition that upon the return of such property in its present condition to its owner, the Company will not be liable in any amount to such owner.  There are no outstanding requirements or recommendations by any insurance company that has issued a policy covering either (i) such Fixed Assets or (ii) any liabilities of the Company relating to operation of the Business, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any Fixed Assets or any changes in the operations of the Business, any equipment or machinery used therein, or any procedures relating to such operations, equipment or machinery.  All Fixed Assets of the Company are set forth on Schedule 4.14 hereto.

4.15.                      Real Property Matters.  The Company does not own any real property as of the date hereof and has not owned any real property during the three years preceding the date hereof.

4.16.                      Leases.  All leases of real and personal property of the Company are described in Schedule 4.16, are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditor’s rights, and have not been assigned or encumbered.  The Company has performed in all material respects the obligations required to be performed by it under all such leases to date and it is not in default in any material respect under any of said leases, except as set forth in Schedule 4.16, nor has it made any leasehold improvements required to be removed at the termination of any lease, except signs.  No other party to any such lease is in material default thereunder.  Except as noted on Schedule 4.16, none of the leases listed thereon require the consent of a third party in connection with the transfer of the Shares.

4.17.                      Patents, Software, Trademarks, Etc.  The Company owns, or possesses adequate licenses or other rights to use, all patents, software, trademarks, service marks, trade names and copyrights and trade secrets, if any, necessary to conduct its Business as now operated by it.  The patents, software, trademarks, service marks, copyrights, trade names and trade secrets, if any, registered in the name of or owned or used by or licensed to the Company and applications for any thereof (hereinafter the “Intangibles”) are described or referenced in Schedule 4.17.  Sellers hereby specifically acknowledge that all right, title and interest in and to all patents and software listed on Schedule 4.17 as patents owned by the Company are owned by the Company or the Company has a right to use same and that the ownership of such patents and software will be transferred as part of the Company to Purchaser as part of the transaction contemplated hereby.  No officer, director, shareholder or employee of the Company or any relative or spouse of any such person owns any patents or patent applications or any inventions, software, secret formulae or processes, trade secrets or other similar rights, nor is any of them a party to any license agreement, used by or useful to the Company or related to its business except as listed in Schedule 4.17.  All of said Intangibles are valid and in good standing to the best of Sellers’ knowledge, and are free and clear of all liens, security interests, charges, restrictions and encumbrances of any kind whatsoever, and have not been licensed to any third party except as described in Schedule 4.17.  The Company has not been charged with, nor has it infringed, nor to the Sellers’ knowledge is it threatened to be charged with infringement of, any patent, proprietary rights or trade secrets of others in the conduct of its business, and, to the date hereof, neither the Sellers nor the Company has received any notice of conflict with or violation of the asserted rights in intangibles or trade secrets of others.  The Company is not now manufacturing any goods under a present permit, franchise or license, except as set forth in said Schedule 4.17.  The consummation of the transactions contemplated hereby will not alter or impair any rights of the Company in any such Intangibles or in any such permit, franchise or license, except as described in Schedule 4.17.  The Intangibles and the Company’s tooling, manufacturing and engineering drawings, process sheets, specifications, bills of material and other like information and data are in such form and of such quality and will be maintained in such a manner that the Company can, following the Closing, design, produce, manufacture, assemble and sell the products and provide the services heretofore provided by it so that such products and services meet applicable specifications and conform with the standards of quality and cost of production standards heretofore met by it.  The Company has the sole and exclusive right to use its corporate and trade names in the jurisdictions where it transacts business.

4.18.                      Insurance Policies.  There is set forth in Schedule 4.18 a list and brief description of all insurance policies on the date hereof  held  by  the Company or on which it pays premiums, including, without limitation, life insurance and title insurance policies, which description includes the premiums payable by it thereunder.  Schedule 4.18 also sets forth, in the case of any life insurance policy held by the Company, the name of the insured under such policy, the cash surrender value thereof and any loans thereunder.  All such insurance premiums in respect of such coverage have been, and to the Closing Date will be, paid in full, if due and owing.  All claims, if any, made against the Company which are covered by such policies have been, or are being, settled or defended by the insurance companies that have issued such policies.  Up to the Closing Date, such insurance coverage will be maintained in full force and effect and will not be cancelled, modified or changed without the express written consent of the Purchaser, except to the extent the maturity dates of any such insurance policies expiring prior to the Closing Date.  No such policy has been, or to the Closing Date will be, cancelled by the issuer thereof, and, to the knowledge of the Sellers and the Company, between the date hereof and the Closing Date, there shall be no increase in the premiums with respect to any such insurance policy caused by any action or omission of the Sellers or of the Company.  Upon the Closing Date, all life insurance policies maintained by the Company shall be assigned to each respective Seller.

4.19.                      Banking and Personnel Lists.  The Sellers and the Company will deliver to the Purchaser prior to the Closing Date the following accurate lists and summary descriptions relating to the Company:

(i)           The name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

(ii)           The names, current annual salary rates and total compensation for the preceding fiscal year of all of the present directors and officers of the Company, and any other employees whose current base accrual salary or annualized hourly rate equivalent is $20,000 or more, together with a summary of the bonuses, percentage compensation and other like benefits, if any, paid or payable to such persons for the last full fiscal year completed, together with a schedule of changes since that date, if any.

(iii)           A schedule of workers’ compensation payments of the Company over the past five full fiscal years and the fiscal year to date, a schedule of claims by employees of the Company against the workers’ compensation fund for any reason over such period, identification of all compensation and medical benefits paid to date on each such claim and the estimated amount of compensation and medical benefits to be paid in the future on each such claim.

(iv)           The name of all pensioned employees of the Company whose pensions are unfunded and are not paid or payable pursuant to any formalized pension arrangements, their agent and annual unfunded pension rates.

4.20.                      Lists of Contracts, Etc.  There is included in Schedule 4.20 a list of the following items (whether written or oral) relating to the Company, which list identifies and fairly summarizes each item (collectively “Contracts”):

(i)           All collective bargaining and other labor union agreements (if any); all employment agreements with any officer, director, employee or consultant; and all employee pension, health and welfare benefit plans, group insurance, bonus, profit sharing, severance, vacation, hospitalization, and retirement plans, post-retirement medical benefit plans, and any other plans, arrangements or custom requiring payments or benefits to current or retiring employees;

(ii)           All joint venture contracts of the Company or affiliates relating to the Business;

(iii)           All contracts of the Company relating to (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) obligations under capital leases, (e) debt of others secured by a lien on any asset of the Company, and (f) debts of others guaranteed by the Company;

(iv)           All agreements of the Company relating to the supply of raw materials for and the distribution of the products of its business, including without limitation all sales agreements, manufacturer’s representative agreements and distribution agreements of whatever magnitude and nature, and any commitments therefor;

(v)           All contracts that individually provide for aggregate future payments to or from the Company of $50,000 or more, to the extent not included in (i) through (iv) above;

(vi)           All contracts of the Company that have a term exceeding one year and that may not be cancelled without any liability, penalty or premium, to the extent not included in (i) through (v) above;

(vii)           A complete list of all outstanding powers of attorney granted by the Company; and

(viii)                      All other contracts of the Company material to the business, assets, liabilities, financial condition, results of operations or prospects of the Business taken as a whole to the extent not included above.

Except as set forth in Schedule 4.20, (i) all contracts, agreements and commitments of the Company set forth in Schedule 4.20 are valid, binding and in full force and effect, and (ii) neither the Company nor, to the best of Sellers’ knowledge, any other party to any such contract, agreement, or commitment has materially breached any provision thereof or is in default thereunder.  Except as set forth in Schedule 4.20, the sale of the Shares by the Sellers in accordance with this Agreement will not result in the termination of any contract, agreement or commitment of the Company set forth in Schedule 4.20, and immediately after the Closing, each such contract, agreement or commitment will continue in full force and effect without the imposition or acceleration of any burdensome condition or other obligation on the Company resulting from the sale of the Shares by the Sellers.  True and complete copies of the contracts, leases, licenses and other documents referred to in this Schedule 4.20 will be delivered to the Purchaser, certified by the Secretary or Assistant Secretary of the Company as true, correct and complete copies, not later than four weeks from the date hereof or ten business days before the Closing Date, whichever is sooner.

There are no pending disputes with customers or vendors of the Company regarding quality or return of goods involving amounts in dispute with any one customer or vendor, whether for related or unrelated claims, in excess of $5,000 except as described on Schedule 4.20 hereto, all of which will be resolved to the reasonable satisfaction of Purchaser prior to the Closing Date.  To the best knowledge of Sellers and the Company, there has not been any event, happening, threat or fact that would lead them to believe that any of said customers or vendors will terminate or materially alter their business relationship with the Company after completion of the transactions contemplated by this Agreement.

4.21.                      Compliance With the Law.  The Company is not in violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement), except where such would not have a Material Adverse Effect.  Except as set forth in Schedule 4.21, the Company has not been and is not now charged with, or to the best knowledge of the Sellers or the Company under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the best knowledge of any Seller or the Company after due inquiry, are there any circumstances that would or might give rise to any such violation.  The Company has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority.

4.22.                      Litigation; Pending Labor Disputes.  Except as specifically identified on the Balance Sheet or footnotes thereto or set forth in Schedule 4.22:

(i)           There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the best knowledge of Sellers or the Company, threatened, against the Sellers or the Company, relating to its Business or the Company or its properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to the Company or any Seller for any such action.

(ii)           There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon Sellers or the Company relating to its Business or the Company the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by the Company or which limit or control or otherwise adversely affect its method or manner of doing business.

(iii)           No work stoppage has occurred and is continuing or, to the knowledge of Sellers or the Company, is threatened affecting its Business, and to the best of Sellers’ knowledge, no question involving recognition of a collective bargaining agent exists in respect of any employees of the Company.

(iv)           There are no pending labor negotiations or, to the best of Sellers’ knowledge, union organization efforts relating to employees of the Company.

(v)           There are no charges of discrimination (relating to sex, age, race, national origin, handicap or veteran status) or unfair labor practices pending or, to the best knowledge of the Sellers or the Company, threatened before any governmental or regulatory agency or authority or any court relating to employees of the Company.

4.23.                      Absence of Certain Changes or Events.  The Company has not, since the Balance Sheet Date, and except in the ordinary course of business consistent with past practice and/or except as described on Schedule 4.23:

(i)           Incurred any material obligation or liability (absolute, accrued, contingent or otherwise), except in the ordinary course of its business consistent with past practice  or in connection with the performance of this Agreement, and any such obligation or liability incurred in the ordinary course is not materially adverse, except for claims, if any, that are adequately covered by insurance;

(ii)           Discharged or satisfied any lien or encumbrance, or paid or satisfied any obligations or liability (absolute, accrued, contingent or otherwise) other than (a) liabilities shown or reflected on the Balance Sheet, and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business that were not materially adverse;

(iii)           Increased or established any reserve or accrual for taxes or other liability on its books or otherwise provided therefor, except (a) as disclosed on the Balance Sheet, or (b) as may have been required under generally accepted accounting principles due to income earned or expense accrued since the Balance Sheet Date and as disclosed to the Purchaser in writing;

(iv)           Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible;

(v)           Sold or transferred any of its assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business and which has not been materially adverse;

(vi)           Disposed of or permitted to lapse any patents or trademarks or any patent or trademark applications material to the operation of its Business;

(vii)           Incurred any significant labor trouble or granted any general or uniform increase in salary or wages payable or to become payable by it to any director, officer, employee or agent, or by means of any bonus or pension plan, contract or other commitment increased the compensation of any director, officer, employee or agent;

(viii)                      Authorized any capital expenditure for real estate or leasehold improvements, machinery, equipment or molds in excess of $5,000.00 in the aggregate;

(ix)           Except for this Agreement or as otherwise disclosed herein or in any schedule to this Agreement, entered into any material transaction ;

(x)           Issued any stocks, bonds, or other corporate securities, or made any declaration or payment of any dividend or any distribution in respect of its capital stock; or

(xi)           Experienced damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate materially and adversely affecting any of its properties, assets or business, or experienced any other material adverse change or changes individually or in the aggregate affecting its financial condition, assets, liabilities or Business.

4.24.                      Employee Benefit Plans.

(a)           Schedule 4.24 lists a description of the only Employee Programs (as defined below) that have been maintained (as such term is further defined below) by the Company at any time during the five (5) years prior to the date hereof.

(b)           There has not been any failure of any party to comply with any laws applicable with respect to any Employee Program that has been maintained by the Company, except where such would not have a Material Adverse Effect.  With respect to any Employee Programs now or heretofore maintained by the Company, there has occurred no breach of any duty under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other applicable law which could result, directly or indirectly in any taxes, penalties or other liability to the Purchaser, the Company or any affiliate (as defined below), except for immaterial exceptions which would not have a Material Adverse Effect.  No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the best knowledge of the Company and Seller, threatened with respect to any such Employee Program.

(c)           Except as set forth in Schedule 4.24 attached hereto, neither the Company nor any affiliate has ever (i) provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits or (ii) maintained an Employee Program provided to such employees subject to Title IV of ERISA, Section 401(a) or Section 412 of Code, including, without limitation, any Multiemployer Plan.

(d)           For purposes of this Section 4.24:

(i)           “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above.  In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

(ii)           An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

(iii)           An entity is an “affiliate” of the Company for purposes of this Section 3.24 if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C); and

(iv)           “Multiemployer Plan” means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

4.25.                      Product Warranties and Product Liabilities.  The product warranties and return policies of the Company in effect on the date hereof and the types of products to which they apply are described on Schedule 4.25 hereto.  Schedule 4.25 also sets forth all product liability claims involving amounts in controversy in excess of $5,000 that are currently either pending or, to the best of the Sellers’ and the Company’s knowledge, threatened against the Company.    The Sellers are not aware of any reason why the future cost of performing all such obligations and paying all such product liability claims with respect to goods manufactured, assembled or furnished prior to the Closing Date will not exceed the average annual cost thereof for said past three year period.

4.26.                      Assets.   The assets of the Company are located at the locations listed on Schedule 4.26 attached hereto. Except as described in Schedule 4.26, the assets of the Company are, and together with the additional assets to be acquired or otherwise received by the Company prior to the Closing, will at the Closing Date be, sufficient in all material respects to carry on the operations of the Business as now conducted by the Company.  The Company is the only business organization through which the Business is conducted.  Except as set forth in Schedule 4.16 or Schedule 4.26, all assets used by the Sellers and the Company to conduct the Business are, and will on the Closing Date be, owned by the Company.

4.27.                      Absence of Certain Commercial Practices.  Except as described on Schedule 4.27, neither the Company nor any Seller has made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for the Company or to receive favorable or preferential treatment, except for gifts and entertainment given to representatives of customers or potential customers of sufficiently limited value and in a form (other than cash) that would not be construed as a bribe or payoff.

4.28.                      Licenses, Permits, Consents and Approvals.  The Company has, and at the Closing Date will have, all licenses, permits or other authorizations of governmental, regulatory or administrative agencies or authorities (collectively, “Licenses”) required to conduct the Business, except for any failures of such which would not have a Material Adverse Effect. All Licenses of the Company are listed on Schedule 4.28 hereto.  At the Closing, the Company will have all such Licenses which are material to the conduct of the Business and will have renewed all Licenses which would have expired in the interim.  Except as listed in Schedule 4.28, no registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind (collectively, a “Filing”) will be required as a result of the sale of the Shares by Sellers in accordance with this Agreement (a) to avoid the loss of any License or the violation, breach or termination of, or any default under, or the creation of any lien on any asset of the Company pursuant to the terms of, any law, regulation, order or other requirement or any contract binding upon the Company or to which any such asset may be subject, or (b) to enable Purchaser (directly or through any designee) to continue the operation of the Company and the Business substantially as conducted prior to the Closing Date.  All such Filings will be duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

4.29.                      Environmental Matters. Except as set forth on Schedule 4.29 hereto:

(a)  The operations of the Company, to the best knowledge of Sellers, are in compliance with all applicable laws promulgated by any governmental entity which prohibit, regulate or control any hazardous material or any hazardous material activity (“Environmental Laws”) and all permits issued pursuant to Environmental Laws or otherwise except for where noncompliance or the absence of such permits would not, individually or in the aggregate, have a Material Adverse Effect;

(b)   The Company has obtained all permits required under all applicable Environmental Laws necessary to operate its business, except for any failures of such which would not have a Material Adverse Effect;

(c)  The Company is not the subject of any outstanding written order or Contract with any governmental authority or person respecting Environmental Laws or any violation or potential violations thereof; and

(d)          The Company has not received any written communication alleging either or both that the Company may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law.

4.30           Broker.  Except as specified in Schedule 4.30, neither the Company nor any Seller has retained any broker in connection with any transaction contemplated by this Agreement.  Purchaser and the Company shall not be obligated to pay any fee or commission associated with the retention or engagement by the Company or Sellers of any broker in connection with any transaction contemplated by this Agreement.

4.31.                      Related Party Transactions.  Except as described in Schedule 4.31, all transactions during the past five years between the Company and any current or former shareholder or any entity in which the Company or any current or former shareholder had or has a direct or indirect interest have been fair to the Company as determined by the Board of Directors.  No portion of the sales or other on-going business relationships of the Company is dependent upon the friendship or the personal relationships (other than those customary within business generally) of any Seller, except as described in Schedule 4.31.  During the past five years, the Company has not forgiven or cancelled, without receiving full consideration, any indebtedness owing to it by any Seller.

4.32           Patriot Act.  The Company and the Sellers certify that the Company has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224.  The Company and the Sellers hereby acknowledge that the Purchaser seeks to comply with all applicable laws concerning money laundering and related activities.  In furtherance of those efforts, the Company and the Sellers hereby represent, warrant and agree that:  (i) none of the cash or property that the Sellers have contributed or paid or will contribute and pay to the Company has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Company to the Purchaser, to the extent that they are within the Company’s control shall cause the Purchaser to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.  The Sellers shall promptly notify the Purchaser if any of these representations ceases to be true and accurate regarding the Sellers or the Company.  The Sellers agree to provide the Purchaser any additional information regarding the Company that the Purchaser reasonably requests to ensure compliance with all applicable laws concerning money laundering and similar activities.

4.33                     Investment Intent.

The Purchaser Shares, if any, will be acquired hereunder by the Sellers for investment purposes only, for their own account, not as a nominee or agent and not with a view to the distribution thereof.  The Sellers have no present intention to sell or otherwise dispose of the Purchaser Shares and they will not do so except in compliance with the provisions of the Securities Act of 1933, as amended, and applicable law.  The Sellers understand that the Purchaser Shares which may be acquired hereunder must be held by them indefinitely unless a subsequent disposition or transfer of any of said shares is registered under the Securities Act of 1933, as amended, or is exempt from registration therefrom.  The Sellers further understand that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Seller) promulgated under the Securities Act of 1933, as amended, depends on the satisfaction of various conditions, and that, if and when applicable, Rule 144 may afford the basis for sales only in limited amounts.

4.34           Investment Experience; Suitability.

The Sellers are each sophisticated investors familiar with the type of risks inherent in the acquisition of securities such as the Purchaser Shares and the Sellers’ financial position is such that the Sellers can afford to retain the shares of Purchaser Shares for an indefinite period of time without realizing any direct or indirect cash return on its investment.

4.35           Accreditation.

Each Seller is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.  The Sellers understand that the Purchaser Shares are being offered to them in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Purchaser is relying upon the truth and accuracy of, and the Sellers’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Sellers set forth herein in order to determine the availability of such exemptions and the eligibility of the Sellers to acquire the Purchaser Shares.

4.36.                      Disclosure.  All statements contained in any schedule, certificate, opinion, instrument, or other document delivered by or on behalf of the Sellers or the Company pursuant hereto shall be deemed representations and warranties by each Seller and the Company herein.  No statement, representation or warranty by the Sellers or the Company in this Agreement or in any schedule, certificate, opinion, instrument, or other document furnished or to be furnished to the Purchaser pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the Business of the Company with full and fair disclosure concerning the Company, its business, and the Company’s affairs.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1  Organization and Good Standing.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2  Authority.

(a)           The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been, or will prior to Closing be, duly and validly approved and acknowledged by all necessary corporate action on the part of the Purchaser.

(b)           The execution of this Agreement and the delivery hereof to the Sellers and the purchase contemplated herein have been, or will be prior to Closing, duly authorized by the Purchaser’s Board of Directors having full power and authority to authorize such actions.

5.3  Conflicts; Consents of Third Parties.

(a)  The execution and delivery of this Agreement, the acquisition of the Shares by Purchaser and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Articles of Incorporation or Bylaws of the Purchaser and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which it is bound.

(b)  No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or any other agreement referenced herein or the compliance by Purchaser with any of the provisions hereof or thereof.

5.4  Litigation.

There are no legal proceedings pending or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

5.5  Investment Intention.

The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") thereof.  Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.6  Broker.

The Purchaser has not retained any broker in connection with any transaction contemplated by this Agreement.  Sellers shall not be obligated to pay any fee or commission associated with the retention or engagement by the Purchaser of any broker in connection with any transaction contemplated by this Agreement.

5.7  Patriot Act.  The Purchaser certifies that neither the Purchaser nor any of its subsidiaries has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224.  The Purchaser hereby acknowledge that the Company and the Sellers seek to comply with all applicable laws concerning money laundering and related activities.  In furtherance of those efforts, the Purchaser hereby represent, warrant and agree that:  (i) none of the cash or property that the Purchaser has contributed or paid or will contribute and pay to the Sellers has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Purchaser or any of its subsidiaries to the Sellers, to the extent that they are within the Purchaser’s control shall cause the Sellers or the Company to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.  The Purchaser shall promptly notify the Sellers if any of these representations ceases to be true and accurate regarding the Purchaser or any of its subsidiaries.  The Purchaser agrees to provide the Sellers any additional information regarding the Purchaser or any of its subsidiaries that the Sellers reasonably requests to ensure compliance with all applicable laws concerning money laundering and similar activities.

5.8  Due Authorization of Purchaser Shares.  The shares of Purchaser Common Stock, if delivered to the Sellers, shall be validly issued and outstanding as fully paid and non-assessable, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

ARTICLE VI
COVENANTS

6.1  Access to Information.

The Sellers and the Company agree that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books, records and financial condition of the Company and its Subsidiaries as it reasonably requests and to make extracts and copies of such books and records.  Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Sellers shall cooperate, and shall cause the Company and its Subsidiaries to cooperate, fully therein.  No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement or the Seller Documents.  In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company and its Subsidiaries, the Sellers shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries to cooperate fully with such representatives in connection with such review and examination.  It is agreed and understood that all information provided pursuant to this Section 6.1 is subject to the terms and conditions of the Confidentiality/Standstill Agreement executed by the parties as of August 30, 2007.

6.2  Conduct of the Business Pending the Closing.

(a)  Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, prior to the Closing the Sellers shall, and shall cause the Company to:

(i)  Conduct the respective businesses of the Company only in the ordinary course consistent with past practice;

(ii)  Use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Company and (B) preserve its present relationship with Persons having business dealings with the Company;

(iii)  Maintain (A) all of the assets and properties of the Company in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Company in such amounts and of such kinds com-parable to that in effect on the date of this Agreement;

(iv)  (A) maintain the books, accounts and records of the Company  in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of the Company; and

(v)  Comply in all material respects with applicable laws.

(b)  Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, prior to the Closing the Sellers shall not, and shall cause the Company not to:

(i)  Declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company;

(ii)  Transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company;

(iii)  Effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

(iv)  Amend the certificate of incorporation or by-laws of the Company;

(v)  (A) materially increase the annual level of compensation of any employee of the Company, (B) increase the annual level of compensation payable or to become payable by the Company to any of its executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving a director, officer or employee of the Company in his or her capacity as a director, officer or employee of the Company;

(vi)  Except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other person, or change the terms of payables or receivables;

(vii)  Subject to any lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the properties or assets (whether tangible or intangible) of the Company;

(viii)  Acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of the Company except, with respect to the items listed on Schedule 6.2(b)(viii) hereto, as previously consented to by the Purchaser;

(ix)  Cancel or compromise any debt or claim or waive or release any material right of the Company except in the ordinary course of business consistent with past practice;

(x)  Enter into any commitment for capital expenditures out of the ordinary course;

(xi)  Permit the Company to enter into any transaction or to make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

(xii)  Permit the Company to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other person;

(xiii)  Except for transfers of cash pursuant to normal cash management practices, permit the Company  to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, any Seller or any affiliate of any Seller; or

(xiv)  Agree to do anything prohibited by this Section 6.2 or anything which would make any of the representations and warranties of the Sellers in this Agreement or the Seller Documents untrue or incorrect in any material respect as of any time through and including the Effective Time.

6.3  Consents.

The Sellers shall use their best efforts, and the Purchaser shall cooperate with the Sellers, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 4.7 hereof; provided, however, that neither the Sellers nor the Purchaser shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

6.4  Other Actions.

Each of the Sellers and the Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

6.5  No Solicitation.

The Sellers will not, and will not cause or permit the Company or any of the Company's directors, officers, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in the Company other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.  The Sellers will inform the Purchaser in writing immediately following the receipt by any Seller, the Company or any Representative of any proposal or inquiry in respect of any Acquisition Transaction.

6.6  Preservation of Records.

Subject to Section 6.14 hereof (relating to the preservation of Tax records), the Sellers and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the business of the Company (including but not limited to books, records and accounts, financial information, correspondence, production records, employment records and other similar information) for a period of six years from the Closing Date and shall make such records and personnel available to the other as may be reasonably requested by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Sellers or the Purchaser or any of their affiliates or in order to enable the Sellers or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

6.7  Publicity.

None of the Sellers nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser or the Sellers, disclosure is otherwise required by applicable law or by the applicable rules of any stock exchange on which the Purchaser lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

6.8  Use of Name.

The Sellers hereby agree that upon the consummation of the transactions contemplated hereby, the Purchaser and the Company shall have the sole right to the use of the name "Empire Electric Incorporated" and the Sellers shall not, and shall not cause or permit any affiliate to, use such name or any variation or simulation thereof.

6.9  Employment Agreements.

On or prior to the Closing Date, each of Harold L. Gomes and Judy L. Gomes shall enter into an employment agreement with the Company, substantially in the form of agreement attached hereto as Exhibit 6.9 (the “Employment Agreements”).

6.10  Board of Directors.

The Board of Directors of the Company as of the Closing Date shall consist of Harold L. Gomes, Andrew Hidalgo and Joseph Heater, unless they shall be unable or unwilling to serve, in which case one member shall be appointed by the Company and two members shall be appointed by the Purchaser.

6.11  Fiscal Projection; Confirmation of Financial Information.

On or prior to the Closing Date, the Company will provide (i) a fiscal projection for the twelve month period ending April 30, 2008, which projection shall be mutually acceptable to the Company and the Purchaser, and (ii) confirmation to the Purchaser of information related to backlog, add-backs, key client relationships and the tangibility of assets.

6.12  Financial Statements.

If required for Securities and Exchange Commission purposes, the Sellers shall cooperate with the Purchaser, to provide all information required for the completion of audited financial statements of the Company for the years ended October 31, 2005 and 2006 and reviewed statements for the nine month period ended July 31, 2006 and 2007, and delivered no later than 60 days from the Closing Date.  The costs of such financial statements shall be borne by the Purchaser.

6.13  Tax Election.

At the sole discretion of the Purchaser, the Sellers agree to make a timely election under Internal Revenue Code Section 338(h)(10) (“338(h)(10) election”), and Purchaser shall indemnify and hold harmless Sellers from and against any Tax liabilities imposed on Sellers as a result of having made any such 338(h)(10) election to the extent that such Tax liabilities exceed the Tax liabilities that the Sellers would incur in the absence of such election (the “Purchaser Tax Payments”).  In the event that the Sellers incur any Tax obligations as a result of the 338(h)(10) election which are in excess of amounts due had the transactions set forth herein been taxed as a stock sale, then the amount that the Purchaser shall be required to reimburse Sellers under this paragraph (1) shall be grossed up to assure that Sellers do not incur any Tax cost as a result of the 338(h)(10) election and the reimbursement payments under this paragraph and (2) shall take into account the highest marginal income tax rate applicable to payments of this type at the applicable times as applies to any of the Sellers.  Any Purchaser Tax Payments shall be treated by the parties as additional Purchase Price and shall be paid to Sellers not less than seven (7) days prior to the time Sellers are required to pay such amounts with a Federal tax return or estimate.  Any amounts payable hereunder to the Sellers shall be paid in cash unless otherwise agreed to in writing by the Sellers.

6.14  Tax Matters.

(a)           Tax Periods Ending on or Before the Closing Date.  The Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date as soon as practicable and prior to the date due (including any proper extensions thereof).  The Sellers shall permit the Company and the Purchaser to review and provide comments, if any, on each such Return described in the preceding sentence prior to filing.  Unless the Purchaser or the Company provides comments to the Sellers, the Company shall deliver to the Sellers each such Return signed by the appropriate officer(s) of the Company for filing within ten (10) days following the Seller’s delivery to the Company and the Purchaser of any such Return.  The Sellers shall deliver to the Company promptly after filing each such Return a copy of the filed Return and evidence of its filing.  The Sellers shall pay the costs and expenses incurred in the preparation and filing of the Tax Returns on or before the date such costs and expenses are due.

If the Company provides comments to the Sellers and at the end of such ten (10) day period the Company and the Sellers have failed to reach written agreement with respect to all of such disputed items, the parties shall submit the unresolved items to arbitration for final determination. Promptly, but no later than thirty (30) days after its acceptance of its appointment as arbitrator, the arbitrator shall render an opinion as to the disputed items. The determination of the arbitrator shall be conclusive and binding upon the parties. The Company and the Sellers (as a group) shall each pay one half of the fees, costs and expenses of the arbitrator. The prevailing party may be entitled to an award of pre- and post-award interest as well as reasonable attorneys’ fees incurred in connection with the arbitration and any judicial proceedings related thereto as determined by the arbitrator.

(b)           Tax Periods Beginning Before and Ending After the Closing Date.  The Company or the Purchaser shall prepare or cause to be prepared and file or cause to be filed any Returns of the Company for Tax periods that begin before the Closing Date and end after the Closing Date.  To the extent such Taxes are not fully reserved for in the Company’s financial statements, the Sellers shall pay to the Company an amount equal to the unreserved portion of such Taxes that relates to the portion of the Tax period ending on the Closing Date.  Such payment, if any, shall be paid by the Sellers within fifteen (15) days after receipt of written notice from the Company or the Purchaser that such Taxes were paid by the Company or the Purchaser for a period beginning prior to the Closing Date.  For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period (the “Pro Rata Amount”), and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date.  The Sellers shall pay to the Company with the payment of any taxes due hereunder, the Sellers’ Pro Rata Amount of the costs and expenses incurred by the Purchaser or the Company in the preparation and filing of the Tax Returns. Any net operating losses or credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a reasonable manner as agreed to by the parties.

(c)           Refunds and Tax Benefits.  Any Tax refunds that are received after the Closing Date by the Sellers (other than tax refunds received in connection with such Sellers individual tax Returns), the Purchaser or the Company, and any amounts credited against Tax to which the Sellers, the Purchaser or the Company become entitled, shall be for the account of the Company, and the Sellers shall pay over to the Company any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.  In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to the Sellers, the Sellers shall pay such amount to the Company within fifteen (15) days after receipt or entitlement thereto.

(d)           Cooperation on Tax Matters.

(i)           The Purchaser, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and the Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Sellers, any extensions thereof) of the respective tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.

(ii)           The Purchaser and the Sellers further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii)           The Purchaser and the Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to §6043 of the Code and all Treasury Department Regulations promulgated thereunder.

6.15  Non-Competition. For a period of two years after the later of the Closing Date or the termination of employment by the Company, Sellers agree not to engage in any of the following competitive activities: (a) engaging directly or indirectly in any business or activity substantially similar to any business or activity engaged in (or scheduled to be engaged) by the Company or the Purchaser in any areas where the Company or the Purchaser engage in business; (b) engaging directly or indirectly in any business or activity competitive with any business or activity engaged in (or scheduled to be engaged) by the Company or the Purchaser in any areas where the Company or the Purchaser engage in business; (c) soliciting or taking away any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of the Company or the Purchaser, or attempting to so solicit or take away; (d) interfering with any contractual or other relationship between the Company or the Purchaser and any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (e) using, for the benefit of any person or entity other than the Company, any confidential information of the Company or the Purchaser. Nothing in this Section 6.15 shall be deemed, however, to prevent a Seller from owning securities of any publicly-owned corporation engaged in any such business, provided that the total amount of securities of each class owned by such Seller in such publicly-owned corporation (other than Purchaser) does not exceed two percent (2%) of the outstanding securities of such class. In addition, no Seller shall make any negative statement of any kind concerning the Company, the Purchaser or their affiliates, or their directors, officers or agents, except as such may be compelled by legal proceeding or governmental action or authority.

6.16  Registration of Shares of Purchaser Common Stock.  In the event the Sellers shall receive any Purchaser Shares, the Purchaser shall file a registration statement with respect to the resale of such shares within 45 days of the written demand of the Sellers and the Purchaser shall use commercially reasonable efforts to have such registration statement declared effective as soon as possible.

6.17  Employee Matters.  The Company and the Purchaser agree that following the Closing Date:

(i)           the Company shall convert its current 401(k) benefit plan into the plan maintained by the Purchaser;

(ii)           the Company shall make a good faith effort to maintain the existing health and life insurance policies;

(iii)           the Company’s employees shall be eligible for grants pursuant to the Purchaser’s stock option plan, which shall be allocated as determined in good faith by Harold Gomes.

6.18  Elimination of Non-Business Financial Obligations.

On or prior to the Closing Date, the Company shall eliminate all financial obligations which are not directly related to the business and operations of the Company.

ARTICLE VII
CONDITIONS TO CLOSING

7.1  Conditions Precedent to Obligations of Purchaser.

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

(a)  all representations and warranties of the Sellers contained herein shall be true and correct as of the date hereof;

(b)  all representations and warranties of the Sellers contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Sellers contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

(c)  the Sellers shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by  them on or prior to the Closing Date;

(d)  the Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by each Seller certifying as to the fulfillment of the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) hereof;

(e)  Certificates representing 100% of the Shares shall have been, or shall at the Closing be, validly delivered and transferred to the Purchaser, free and clear of any and all Liens;

(f)  there shall not have been or occurred any Material Adverse Change;

(g)  the Sellers shall have obtained all consents and waivers referred to in Section 4.7 hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement;

(h)  no legal proceedings shall have been instituted or threatened or claim or demand made against the Sellers, the Company, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(i)  the Purchaser shall have received the written resignations of each director of the Company, other than Harold Gomes;

(j)   the Employment Agreements shall have been executed by Harold Gomes, Judy Gomes-Guerrero and  the Company; and

(k)  the Purchaser shall have received information satisfactory in its sole discretion to verify the accuracy of the backlog, add-backs, key client relationships and the tangibility of assets.

(l)  Debt of the Company shall have been extinguished or converted to terms acceptable to the Purchaser in its sole discretion.

7.2  Conditions Precedent to Obligations of the Sellers.

The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable law):

(a)  all representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof;

(b)  all representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

(c)  the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(d)  the Sellers shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Sellers) executed by the Chief Executive Officer and Chief Financial Officer of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c);

(e)  no legal proceedings shall have been instituted or threatened or claim or demand made against the Sellers, the Company, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(f)  the Employment Agreements shall have been executed by Harold L. Gomes, Judy L. Gomes and the Company.

ARTICLE VIII
DOCUMENTS TO BE DELIVERED

8.1  Documents to be Delivered by the Sellers.

At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

(a)  stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

(b)  the certificates referred to in Section 7.1(d) and 7.1(e) hereof;

(c)  copies of all consents and waivers referred to in Section 7.1(g) hereof;

(d)  Employment Agreements, substantially in the form of Exhibit 6.9 hereto, duly executed by Harold L. Gomes and Judy L. Gomes;

(e)  written resignations of each of the directors of the Company, other than Harold L.Gomes;

(f)  certificate of good standing with respect to the Company issued by the Secretary of State of the State of incorporation, and for each state in which the Company is qualified to do business as a foreign corporation;

(g)  the Escrow Agreement; substantially in the Form of Exhibit 2.3 hereto, duly executed by the Company and the Sellers; and

(h)  such other documents as the Purchaser shall reasonably request.

8.2  Documents to be Delivered by the Purchaser.

At the Closing, the Purchaser shall deliver to the Sellers the following:

(a)  The Purchase Price;

(b)  the certificates referred to in Section 7.2(d) hereof;

(c)   the Escrow Agreement; substantially in the Form of Exhibit 2.3 hereto, duly executed by the Company and the Sellers; and

(d)  such other documents as the Sellers shall reasonably request.

ARTICLE IX

INDEMNIFICATION

9.1  Indemnification.

(a)  Subject to Section 9.2 hereof, the Sellers hereby agrees to jointly and severally indemnify and hold the Purchaser, the Company, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

(i)  any and all liabilities of the Company of every kind, nature and description, absolute or contingent, existing as against the Company prior to and including the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date, except to the extent that the same have been fully provided for in the Balance Sheet, or disclosed in the notes thereto or were incurred in the ordinary course of business between the Balance Sheet date and the Closing Date;

(ii)  subject to Section 10.3, any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Sellers set forth in Section 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Sellers pursuant to this Agreement, to be true and correct in all respects as of the date made;

(iii)  any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Sellers under this Agreement;

(iv)  any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, "Losses").

(b)  Subject to Section 9.2, Purchaser hereby agrees to indemnify and hold the Sellers and their respective Affiliates, agents, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against:

(i)  any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Section 5 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct as of the date made;

(ii)  any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement or arising from the ownership or operation of the Company from and after the Closing Date, unless such claim is for a pre-Closing matter; and

(iii)  any and all Expenses incident to the foregoing.

9.2  Limitations on Indemnification for Breaches of Representations and Warranties.

An indemnifying party shall not have any liability under Section 9.1(a)(ii) or Section 9.1(b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the representations and warranties set forth in Sections 4.3, 4.11, 4.24 and 4.29 hereof, exceeds $15,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses.  Notwithstanding else contained herein, the maximum liability the Sellers in the aggregate shall be required to pay hereunder shall be the amount of the Purchase Price.

9.3  Indemnification Procedures.

(a)  In the event that any legal proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any person or entity in respect of which payment may be sought under Section 9.1 hereof (regardless of the Basket or the Deductible referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim.  If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(b)  After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

(c)  The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

9.4  Tax Treatment of Indemnity Payments.

The Sellers and the Purchaser agree to treat any indemnity payment made pursuant to this Article 9 as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

ARTICLE X
MISCELLANEOUS

10.1  Payment of Sales, Use or Similar Taxes.

All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Sellers.

10.2  Survival of Representations and Warranties.

The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto (other than claims for indemnifications with respect to the representation and warranties contained in Sections 4.3, 4.11, 4.24, 4.29 and 5.8 which shall survive for periods coterminous with any applicable statutes of limitation) shall terminate unless within twenty four (24) months after the Closing Date written notice of such claims is given to the Sellers or such actions are commenced.

10.3  Expenses.

Except as otherwise provided in this Agreement, the Sellers and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.

10.4  Specific Performance.

The Sellers acknowledge and agree that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law.  Therefore, the obligations of the Sellers under this Agreement, including, without limitation, the Sellers' obligation to sell the Shares to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

10.5  Further Assurances.

The Sellers and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

10.6  Submission to Jurisdiction; Consent to Service of Process.

(a)  The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of California over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.10.

(c) If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

10.7  Entire Agreement; Amendments and Waivers.

This Agreement (including the schedules and exhibits hereto, together with the Confidentiality/Standstill Agreement executed by the parties as of August 31, 2007) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.8  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

10.9  Table of Contents and Headings.

The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

10.10  Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, or via recognized overnight courier service with all charges prepaid or billed to the account of the sender to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(a)	Purchaser:

WPCS International Incorporated
One East Uwchlan Avenue, Suite 301
Exton, Pennsylvania 19341
Attn:  Andrew Hidalgo, Chief Executive Officer
Phone:  (610) 903-0400
Facsimile: (610) 903-0401

Copy to:

Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone:  (212) 930-9700
Facsimile: (212) 930-9725

(b)	Sellers and Company:

Empire Electric Incorporated
4081 Seaport Boulevard
West Sacramento, California 95691
Attn:  Harold Gomes, President
Phone:  (916) 373-9153
Facsimile:  (916) 373-0964

Copy to:

Kristan Kelsch, Esq.
3426 American River Drive, Suite 11
Sacramento, California 95864
Phone: (916) 239-4000
Fax: (916) 239-4008

10.11  Severability.

If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

10.12  Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void;

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IN WITNESS WHEREOF, the parties hereto have executed or caused to be duly executed this Stock Purchase Agreement as of the date first set forth above.

WPCS INTERNATIONAL INCORPORATED

By:	/s/ ANDREW HIDALGO
Andrew Hidalgo,
Chief Executive Officer

GOMES AND GOMES, INC. dba EMPIRE ELECTRIC

/s/ HAROLD L. GOMES
Harold L. Gomes,
President

SELLERS:

/s/ HAROLD L. GOMES
Harold L. Gomes

/s/ JUDY L. GOMES
Judy L. Gomes

SCHEDULE 1.1

Seller	Shares

Harold L. Gomes	8,000

Judy L. Gomes	2,000